Exhibit 99.1

FOR IMMEDIATE RELEASE

Item 9 Labs Expects to Report Record Revenue Growth of At Least 80% Year-Over-Year for Quarter Ended September 30, 2020

Expansion Plans in Place Ahead of Expected Arizona Adult Legalization and Closing of One Cannabis Group Merger

Phoenix, AZ – Accesswire - October 29, 2020 – Item 9 Labs Corp. (OTCQX: INLB) (“Item 9 Labs,” or the “Company”), a vertically integrated cannabis operator that produces premium products, expects to report year-over-year revenue growth of at least 80% for its fiscal fourth quarter, which ended September 30, 2020. Last year, Item 9 Labs generated $1.3 million revenue for the quarter ended September 30, 2019. This continues the trend of approximately 20% sequential quarter-over-quarter growth for the 4th consecutive quarter over the $2.2 million in revenue reported for the quarter ended June 30, 2020.

"Our team is doing an excellent job of driving sales and meeting production demands," said Item 9 Labs CEO Andrew Bowden. "This puts us in a strong position for our future expansion plans that will begin in Arizona and rapidly move the Item 9 Labs brand into other U.S. markets in concert with the One Cannabis Group acquisition."

The Company expects to break ground on the next phase of its planned development of its Arizona Cultivation Facility on 50 acres in Coolidge, Arizona in the coming months in anticipation of increased demand for its award-winning products.

On the ballot Arizona's November 3, 2020 General Election, Proposition 207, or the "Smart and Safe Arizona Act," would allow limited marijuana possession and cultivation within the state by adults 21 and over. The law would also create a 16% tax on cannabis sales to fund public programs. The Smart and Safe Arizona Act would allow adults 21 and older to possess as much as an ounce of marijuana while allowing sales at the approximately 130 existing medical-marijuana dispensaries in the state. Item 9 Labs products are currently in close to 50% of the state's dispensaries.

"We've been watching Proposition 207 and implementing operational changes to enhance our foundation so we can quickly scale production to meet the high supply chain demand," Bowden said. "We have already reduced our cultivation's operational costs by 50% and are producing greater yields that are seeing a 24% increase in the amount of sellable flower but with 25% fewer plants."

Update on One Cannabis Group Merger
The Company anticipates closing the merger with One Cannabis Group (OCG Inc.), the parent company of the first nationally recognized true U.S. cannabis dispensary franchise, Unity Rd. before the end of the year. This merger greatly enhances the Company's business capabilities with its retail distribution through the Unity Rd. franchise network. The two executive teams are near completion on final paperwork before submitting to the U.S. Securities Exchange Commission for final approval, which can take 20-45 days. In the meantime, the two teams have been working closely together since Spring 2020 and will be fully integrated by execution of the merger.

About Item 9 Labs Corp.
Item 9 Labs Corp. (OTCQX:INLB) is a vertically integrated multi-state cannabis operator headquartered in Arizona. The Company creates best-in-class products and canna-business solutions designed to help people become the best versions of themselves. With an award-winning CPG brand and nationally recognized application team, Item 9 Labs improves the cannabis experience while providing transparency, consistency, and well-being for those relying on them. For additional information, please visit: item9labscorp.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, including, but not limited to, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, proposed transactions that are not legally binding obligations of the company and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include the introduction of new technology, market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact:

Item 9 Labs

Jayne Levy, Director of Communications

Email: Jayne@unityrd.com

Investor Contact:

ClearThink
Email: nyc@clearthink.capital